Exhibit 99.1

                                             Contact:  Peter W. Keegan
                                                       Senior Vice President
                                                       (212) 521-2950

                                                       Joshua E. Kahn
                                                       Investor Relations
                                                       (212) 521-2788

                                                       Candace Leeds
                                                       V. P. of Public Affairs
                                                       (212) 521-2416

FOR IMMEDIATE RELEASE
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              LOEWS CORPORATION TO SELL 15,700,000 SHARES OF
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                          CAROLINA GROUP STOCK
                          --------------------

NEW YORK, November 20, 2003 - Loews Corporation (NYSE: LTR; CG) announced today that it has agreed to sell in a public offering 15,700,000 shares of its Carolina Group stock through Citigroup Global Markets Inc. and Morgan Stanley. The net proceeds of approximately $347 million will be allocated to the Loews Group and used for general corporate purposes. The completion of this transaction is scheduled for Tuesday, November 25, 2003, subject to customary closing conditions. Loews has granted the underwriters an option to purchase up to 2,355,000 additional shares of Carolina Group stock to cover over-allotments.

This press release does not constitute an offer of any securities for sale. A prospectus, when available, can be obtained from sales representatives of Citigroup at Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York 11220, (718) 765-6732, or Morgan Stanley at Prospectus Department, 1585 Broadway, New York, New York 10035, (212) 761-6775.

The Carolina Group stock, commonly called a tracking stock, is intended to reflect the economic performance of a defined group of assets and liabilities of the Company, referred to as the Carolina Group. The principal asset attributed to the Carolina Group is the Company's stock in its wholly owned subsidiary, Lorillard, Inc. The Carolina Group is a notional group intended to reflect the performance of a defined set of assets and liabilities. The Carolina Group is not a separate legal entity. The Loews Group represents all of the assets and liabilities of the Company other than the percentage of the Carolina Group represented by the Carolina Group stock.

Statements about future results made in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Loews's Form 10-Q for the quarterly period ended September 30, 2003.

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